Exhibit 10.24

DATED 27th APRIL 2004

GALEN LIMITED

GALEN HOLDINGS PLC

GALEN (CHEMICALS) LIMITED

and

NELAG LIMITED

AGREEMENT FOR THE SALE AND PURCHASE

Of PART OF THE BUSINESS AND CERTAIN ASSETS OF

GALEN LIMITED AND GALEN CHEMICALS LIMITED

INDEX

1.	DEFINITIONS AND INTERPRETATION	4

2.	SALE AND PURCHASE OF THE ASSETS	10

3.	PURCHASE PRICE AND PAYMENT PROVISIONS	11

4.	COMPLETION	11

5.	PRODUCT LICENCES	12

6.	RECORDS AND REGISTRATION INFORMATION	14

7.	CONTRACTS	14

8.	WARRANTIES	15

9.	PROTECTION OF GOODWILL	15

10.	PROVISIONS RELATING TO STOCK	20

11.	VAT	21

12.	EMPLOYEES	22

13.	CONFIDENTIAL INFORMATION	23

14.	ANNOUNCEMENTS	23

15.	ASSIGNMENT	24

16.	COSTS	24

17.	EFFECT OF COMPLETION	24

18.	FURTHER ASSURANCES	24

19.	ENTIRE AGREEMENT	25

20.	VARIATIONS	25

21.	WAIVER	25

22.	INVALIDITY	26

23.	NOTICES	26

24.	COUNTERPARTS	27

25.	GOVERNING LAW AND JURISDICTION	27

26.	THIRD PARTY RIGHTS	28

SCHEDULE 1		29

PRODUCT		29

SCHEDULE 2		38

ASSETS AND APPORTIONMENT OF PURCHASE PRICE	38

SCHEDULE 3	39

ASSUMED EMPLOYEES	39

SCHEDULE 4	40

BUSINESS CONTRACTS	40

SCHEDULE 5	43

WARRANTOR PROTECTIONS	43

SCHEDULE 6	47

DETAILS OF THE TRADEMARKS	47

SCHEDULE 7

THE WARRANTIES

THIS AGREEMENT is dated 27 day of April 2004

BETWEEN

GALEN LIMITED a Company incorporated under the laws of Northern Ireland whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA (“Galen”) (1);

GALEN (CHEMICALS) LIMITED a Company incorporated under the laws of the Republic of Ireland whose registered office is at 4 Adelaide Street, Dun Laognaire, Co.Dublin (“Galen Chemicals”) (2); and

GALEN HOLDINGS PLC a Company incorporated under the laws of Northern Ireland who registered office is at Old Belfast Road, Millbrook, Larne, Co.Antrim, Northern Ireland, BT40 2SH; (“Galen Holdings”) (3);

NELAG LIMITED a Company incorporated under the laws of Northern Ireland whose registered office is at Almac House, 20 Seagoe Industrial Estate, Craigavon, Northern Ireland, BT63 5QD (“the Purchaser”) (4).

WHEREAS:

(A)	The Sellers (as defined below) have for some time carried on the marketing and sale of the Products in the UK and Ireland using the Assets.

(B)	The Sellers have agreed to sell, and the Purchaser has agreed to purchase, the Business as a going concern, and the Assets, on the terms and conditions contained in this Agreement.

(C)	Galen Holdings as the ultimate parent of each of the Sellers has agreed to enter into this Agreement to provide certain warranties and covenants to the Purchaser as more particularly set out below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement the following expressions shall have the following meanings unless otherwise expressly provided or unless the context otherwise requires:-

“Accounts Date”	means 30 September 2003;

“Affiliate”	means any company which controls, is controlled by, or is under common control with, a party. A company shall be regarded as in control of another company for the purposes of this Agreement if it owns at least fifty-one percent (51%) of the voting share capital of the other company or, in the absence of the ownership of at least fifty-one percent (51%) of the voting share capital of the company, if it controls the composition of its Board of Directors;

“Assets”	means all assets owned by the Sellers identified and agreed to be sold pursuant to Clause 2.1;

“Assignment”	means any agreement(s) assigning Contract(s) agreed between the parties;

“Assumed Employees”	means those employees of the Sellers engaged in the Business as at Completion and set out in the list in the Agreed Form headed “Assumed Employees” at schedule 3 to this Agreement.

“Books and Records”	means the lists of customers and suppliers, books of account, financial records and all other records exclusively relating to the Business and Assets on whatever medium they are stored;

“Business”	means the business carried on by the Sellers of registering, promoting, marketing, distributing and selling the Products in the UK and Ireland and of holding the Product Licences;

“Business Contracts”	means all contracts and arrangements entered into prior to completion by the Sellers relating the Business as set out in the schedule 4 to this Agreement:

“Business Intellectual Property”	means that Intellectual Property owned by either of the Sellers and used by either or both of the Sellers wholly or predominantly in the Business, including without limitation the Know-How but excluding the Trademarks;

“Completion”	means the completion by the parties of their obligations under Clause 4 and at the date specified in Clause 4 or at such other date as the parties may agree from time to time;

“Completion Date”	means the date of signature of this Agreement or such other date as the parties may agree from time to time

“Confidential Information”	means, in relation to the obligations of the Sellers, all information relating to the Business or the Purchaser’s Group, or the financial or other affairs of either, which is of a confidential nature and not in the public domain (including but not limited to any of the foregoing as also constitutes Know-How) and, in relation to the obligations of the Purchaser, all information relating to the business or financial or other affairs of the Galen Group, which is of a confidential nature and is not in the public domain;

“Contracts”	means all orders to supply Products in the UK or Ireland received, accepted by the Sellers, which are wholly or partly unperformed at the Completion Date;

“Data Room Information”	means the materials and information made available for inspection by the Purchaser and its advisers at the offices of Galen, details of which are given in the Disclosure Letter;

“Disclosure Letter”	means the letter of today’s date from the Warrantor to the Purchaser in relation to the Warranties;

“Encumbrance”	means any mortgage, charge, (whether fixed or floating), pledge, lien, option, right of preemption, right of retention of title or any other form of security, interest or obligation (including conditional obligation) to create any of the same;

“Galen Group”	means Galen Holdings, its subsidiary undertakings and any Affiliate of Galen from time to time, and any reference to “member(s) of the Galen Group” shall be construed accordingly;

“Goodwill”	means the Sellers’ goodwill, custom and connection associated with the Business and the exclusive right for the Purchaser to carry on the Business as successor to the Sellers after Completion;

“Governmental Authority”	means any court, administrative agency or commission or other governmental agency, body or instrumentality, domestic or foreign whether local, regional, national or supranational;

“Governmental Rule”	means any statute or other or any law, or any rule, code, ordinance, regulation, judgement, decree, injunction, writ, order, ruling, or like action of any Governmental Authority;

“Intellectual Property”	means any and all patents, rights in designs, trade marks or other trade or business names, or domain names, copyrights, rights in inventions, trade secrets and other confidential information, rights in databases and other intellectual property rights of a similar or corresponding character which may subsist in any part of the world;

“the Irish Regulations”	means the Irish European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

“Know-how”	means all information (whether written or unwritten) and documents owned by any of the Sellers relating to the Products and/or [required for the conduct of] the Business including, but not limited to, all such information in respect of any Product’s manufacture, delivery and use, and any product specifications, engineering and manufacturing technology, operating procedures, quality control procedures, standard manufacturing procedures, analytical methods’ and quality control standards;

“Managers”	means Ken Ross and Patricia McKee

“party”	means a party to this Agreement;

“Permits”	means the Product Licences and any other permit, licence, consent, approval, certificate, qualification, specification, registration and filing of a notification report or assessment necessary in any relevant jurisdiction for the lawful and proper operation of the Business its ownership, or use of an asset as at the date of this agreement or the execution and performance of this Agreement;

“Products”	means the products listed in Column 1 of Schedule 1;

“Product Licences”	means the product licences listed in Column 2 of Schedule 1;

“Purchaser’s Accountants”	means Ernst & Young of Bedford House, 16 Bedford Street, Belfast, BT2 7UT;

“Purchaser’s Group”	means the Purchaser and its subsidiary undertakings and associated companies from time to time, all of them and each of them as the context admits;

“Purchaser’s Solicitors”	means L’Estrange and Brett, Arnott House, 12-16 Bridge Street, Belfast, BT1 1LS

“Registration Information”	means the dossiers, data, results of clinical or other trials or investigations and the like, if any, submitted by any member of the Galen Group as part of any application for the Product Licences owned by either of the Sellers and which is in the possession of the Sellers at Completion;

“the Regulations”	means the United Kingdom Regulations and the Irish Regulations;

“Related Persons”	means in relation to any party its [holding companies and the subsidiary undertakings and associated companies] from time to time of such holding companies, all of them and each of them as the context admits;

“Retained Business”	means the ethical pharmaceutical sales and marketing business of Galen (UK) Limited Number NI 42003, and its subsidiaries (namely Inter-Medics Limited Number 741057, Galen Limited Number NI30077, Madaus (UK) Limited 2821609 and Galen Rhodes Limited 2706002), Galen Healthcare Limited 3160430 Chargelink Limited 3064205 and Galen Pharmaceuticals Limited 2238884 immediately following completion of this Agreement;

“Retained Employees”	means any persons employed in the Business who are not on the list of Assumed Employees in Schedule 3 to this Agreement;

“Sellers”	means Galen and Galen Chemicals;

“Seller’s Accountants”	means PricewaterhouseCoopers, Waterfront Plaza, 8 Laganbank Road, Belfast BT1 3LR;

“Seller’s Solicitors”	means Ashurst, Broadwalk House, 5 Appold Street, London, EC2A 2HA;

“Stock”	means raw materials and packaging materials in-process materials and finished goods acquired by Galen in the course of the Business as at Completion and, for the avoidance of doubt, the parties acknowledge that the references to “Stock” in clause 10 of this Agreement shall be a reference to the Stock of the Business at Completion.

“Taxation”	means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties and any other payment in the nature of tax which the relevant party is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing;

“Third Party”	means any person other than the parties and their respective Affiliates;

“Trademarks”	means the registered trade marks and trade marks applications, details of which are set out in Schedule 6;

“the United Kingdom Regulations”	means the Transfer of undertakings (Protection of Employment) Regulations 1981 (as amended);

“UK”	means the United Kingdom of Great Britain and Northern Ireland, the Channel Islands and the Isle of Man;

“Warranties”	means the warranties given by the Warrantor to the Purchaser set out in Schedule 7; and

“Warrantor”	means Galen Holdings,;

1.2	In this Agreement, unless otherwise expressly provided or unless the context otherwise requires :-

1.2.1	references to the singular include the plural and vice versa;

1.2.2	references to words denoting any gender shall include all genders;

1.2.3	references to persons include companies, partnerships, government departments and agencies and all other forms of body corporate or unincorporate (in each case whether or not having separate legal personality and wherever resident and for whatever purpose);

1.2.4	references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement;

1.2.5	references to a statute, statutory provision or subordinate legislation (together, “legislation”) shall be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modifications) any such legislation;

1.2.6	the headings and Index of this Agreement are for ease of reference only and are not part of this Agreement for the purposes of construction;

1.2.7	references to a Northern Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Northern Ireland be deemed to include a reference to what most nearly approximates in that jurisdiction to the Northern Irish term;

1.2.8	any undertaking by a party not to do an act or thing shall be deemed to include an undertaking not to permit or suffer such act or thing to be done by another person;

1.2.9	references to “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

1.2.10	references to a document “in the Agreed Form” is to the form agreed by the parties to this Agreement and initialled by or on behalf of them for identification;

1.2.11	references to the parties include their respective successors in title, permitted assigns and legal personal representatives;

1.2.12	the Schedules shall form part of and be deemed to be incorporated into this Agreement;

1.2.13	references to a Product Licence being “sold” shall be interpreted to include the cancellation of such Product Licence and the issuance of a new product licence in the name of the Purchaser effectively equivalent to such Product Licence, and “sale” shall be construed accordingly;

1.2.14	references to a “subsidiary” or “holding company” are to be construed in accordance with Article 4 of the Companies (Northern Ireland) Order 1986 (as amended); and

1.2.15	references to a product licences means the relevant and current marketing authorisations issued by European Agency for the Evaluation of Medicinal products (or such other regulatory body that replaces that agency from time to time) and such other marketing authorisations and such other product licences issued by any applicable regulatory body in any jurisdiction where the manufacture and supply of that product may occur from time to time in accordance with the terms of this Agreement including (without limitation) the Medicines and Healthcare Products Regulatory Agency and the Irish Medicines Board.

2.	SALE AND PURCHASE OF THE ASSETS

2.1.	Subject to the terms and conditions of this Agreement the Sellers hereby agree to sell as beneficial owners to the Purchaser, and the Purchaser agrees to purchase, the following assets with effect from Completion, free in all respects from any Encumbrance:-

2.1.1.	the Goodwill;

2.1.2.	the Business Intellectual Property;

2.1.3.	the Trademarks;

2.1.4.	the Books and the Records;

2.1.5.	the Registration Information;

2.1.6.	such rights as are capable of existing and being sold or transferred in the Product Licences so that with effect from Completion the Purchaser shall have the right, in accordance with and subject to the provisions of this Agreement, to represent itself as carrying on the Business in succession to the Sellers.

2.2	Without prejudice to Clause 2.1 and subject to the terms and conditions of this Agreement, the Sellers hereby agree to sell, or procure the sale, as beneficial owners to the Purchaser, and the Purchaser agrees to purchase, with effect from Completion free in all respects from any Encumbrance the benefit (subject to the burden) of the Contracts and the Business Contracts so far as they can be assigned.

3.	PURCHASE PRICE AND PAYMENT PROVISIONS

3.1.	The consideration for the Assets and for the covenants set out in Clause 9 shall be the sum of [£30 million] (“Purchase Price”) which shall be apportioned amongst the Assets as set out in Schedule 2.

3.2.	The Purchase Price shall be paid on Completion by the Purchaser to the Sellers by way of telegraphic transfer of funds to a bank account designated by the Sellers, and in the event of the sum being transferred to the client account of the Seller’ Solicitors, the receipt of the Sellers' Solicitors therefore shall be a good discharge to the Purchaser.

4.	COMPLETION

4.1	Completion of this Agreement shall take place on the Completion Date at the offices of the Buyer.

4.2	On Completion the Sellers shall each deliver to the Purchaser:-

4.2.1	the Books and Records;

4.2.2	all Assets hereby agreed to be sold, title to which can be transferred by delivery (and shall pass upon such delivery and shall permit the Purchaser to enter into and take possession of the Assets);

4.2.3	where agreed as necessary between the parties, duly executed assignments of the Business Intellectual Property other than the Trademarks in the Agreed Form;

4.2.4	duly executed assignments of the Trademarks in the Agreed Form;

4.2.5	the Registration Information;

4.2.6	where agreed as necessary between the parties, releases under seal or certificates of non-crystallisation of charge of any Encumbrances to which any of the Assets are subject duly executed by those entitled to the benefit thereof;

4.2.7	the Contracts;

4.2.8	all such records (or copies if the originals have been properly retained) as are referred to in section 49 of the Value Added Tax Act 1994;

4.2.9	the Product Licences;

4.2.10	the Business Contracts; and

4.2.11	a copy of the minutes of a meeting of the directors each of the Sellers and Galen Holdings authorising the execution by that party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this agreement and any such other documentation on its behalf.

4.3	Upon compliance by the Sellers with the provisions of clause 4.2 the Purchaser shall;

4.3.1	provide for the electronic transfer of funds of the sum referred to in clause 3.2;

4.3.2	deliver to the Sellers counterparts of the documents referred to in Clauses 4.2.3 and 4.2.4 duly executed by the Purchaser;

5.	PRODUCT LICENCES

5.1

On Completion, the Sellers will deliver to the Purchaser signed copies of such documents, if any, as are required by the applicable Governmental Authorities from the Sellers, as holders of the Product Licences, to enable the Purchaser (or any of its Affiliates nominated by the Purchaser) to make application to the such Governmental Authorities for the grant to the Purchaser (or such Affiliate) of new product licences in the UK and/or Ireland, as applicable, effectively equivalent to the Product Licences (“New Product Licences”) and for the cancellation of the Product Licences at the same time. The Purchaser will submit any such applications duly completed to the relevant Governmental Authority as soon as reasonably practicable after Completion and provide the Sellers with evidence that it has done so.

5.2	The Purchaser shall meet all costs and expenses reasonably and properly incurred in connection with the said applications for New Product Licences under this Clause 5 (including any official fees to be paid to any relevant Governmental Authority).

5.3	Pending the grant of the Purchaser’s applications for New Product Licences pursuant to Clause 5.2, the Sellers shall hold the Product Licences on trust for and on behalf of the Purchaser (or its nominated Affiliates) and shall, subject to all applicable Governmental Rules, each use its reasonable endeavours to deal with the Product Licences as the Purchaser may from time to time reasonably direct, provided that the Purchaser shall, where relevant, comply with the requirements of each Product Licence. Subject to the Purchaser’s directions and pending the grant of the New Product Licences, the Sellers shall, at the Purchaser’s expense, take such measures as are reasonable to maintain the Product Licences in force and shall do nothing which might render the Product Licences, or any of them, liable to be cancelled or revoked, provided that the Sellers shall not breach this obligation by seeking, procuring or achieving the cancellation of any Product Licence in the proper course of effecting its sale to the Purchaser (or its applicable Affiliate).

5.4	The Sellers obligations to sell a Product Licence (as interpreted in accordance with Clause 1.2.13) shall include signing or procuring the signature of all necessary documents to effect such sale. The Purchaser shall notify the Sellers in writing as soon as reasonably practicable after being made aware of the sale of any Product Licence having been concluded.

5.5	With respect to any Product Licence and until such time as its sale to the Purchaser is concluded,

5.5.1	the Sellers and the Purchaser shall each, on becoming aware of any matter relating to the safety, efficacy or quality of the Product to which such Product Licence relates, or of any communication, enquiry, complaint or proceeding by any Governmental Authority or trade association, as soon as practicable notify the other and the Sellers shall (subject to being reimbursed by the Purchaser their out-of-pocket expenses reasonably and properly incurred) use their reasonable endeavours to render such assistance as may be reasonably necessary to assist in relation to any such matter including any recall, and any reply necessary in relation to any such enquiry, complaint or proceedings;

5.5.2	the Sellers shall not make, and shall use their reasonable endeavours to prevent, any material changes or alterations being made to Product Licence unless (i) required by the relevant Governmental Authority; or (ii) agreed by the Purchaser in writing;

5.5.3	the Purchaser shall procure that all advertising, promotional and other activities (if any) conducted in connection with the Product to which any such Produce Licence relates shall be conducted in accordance with, and shall comply with, the terms of the relevant Product Licence all applicable Governmental Rules and such directions as the Sellers shall reasonably make.

6.	RECORDS AND REGISTRATION AND OTHER INFORMATION

6.1	Following Completion, the Sellers may retain a full copy of the Books and Records and of the Registration Information and, subject to Clauses 9 and 13, make such use thereof as they choose.

6.2	In addition to the rights conferred by clause 6.1, following Completion, the Purchaser agrees to provide to the Sellers and Galen Holdings access to any information, documents or records relating to the Business and Assets that the Sellers or Galen Holdings may reasonably require to enable the Sellers and/or Galen Holdings (as the case may be) to comply or assist with any governmental or regulatory investigation relating to the Business or Assets which involves the Sellers and/or Galen Holdings.

7.	CONTRACTS

7.1.	The Purchaser shall fulfil the Sellers outstanding obligations under all orders for Products comprised in the Contracts. Insofar as the benefits or burden of any Contract cannot be effectively assigned or novated to or otherwise assumed by the Purchaser except with the agreement or consent of any Third Party to it:-

7.1.1	this Agreement does not constitute an assignment or an attempted assignment of any Contract if the assignment or attempted assignment would constitute a breach of such Contract;

7.1.2	each party shall use its reasonable endeavours to obtain the relevant agreement or consent from that Third Party as soon as reasonably practicable after Completion;

7.1.3	until any Contract is assigned to, novated or assumed by the Purchaser the Sellers shall, to the extent permitted by such Contract, hold that Contract on trust for the Purchaser. The Purchaser undertakes to the Sellers that the Purchaser will perform all obligations of the Sellers thereunder as sub-contractor (or, where sub-contracting is not permissible, as agent for the Sellers) provided that the Purchaser shall indemnify the Sellers and Galen Holdings against all costs (including, without limitation, all reasonable legal and professional fees and expenses), claims, losses, liabilities or damages that it may suffer as a result of a failure by the Purchaser to comply with its obligations under this Clause 7;

7.1.4	in consideration of the performance by the Purchaser of all obligations of the Sellers under the Contracts after Completion, the Sellers shall direct or procure that (so far as the same are ascertainable) all payments due to either of them under such Contracts in respect of work carried out by the Purchaser after Completion shall be paid to the Purchaser; and

7.1.5	the Sellers shall on behalf of the Purchaser take such action and enforce all claims arising under such Contracts against Third Parties upon receiving a written request of the Purchaser to do so together with an indemnity from the Purchaser on terms reasonably satisfactory to the Sellers against all costs, claims or losses arising or incurred by the Sellers in respect of such actions or claims.

8.	WARRANTIES

8.1	The Warrantor acknowledges that the Purchaser has entered into this Agreement upon the basis and in reliance upon the Warranties and jointly and severally warrants to the Purchaser in the terms of the Warranties and each of the Warranties shall be construed as a separate warranty.

8.2	Any claim under the Warranties shall be subject to the terms and provisions of schedule 8.

8.3	The Purchaser warrants to the Sellers and Galen Holdings that (and each such warranty shall be construed as a separate warranty):

8.3.1	the execution and delivery of this agreement and the Completion of the transactions contemplated hereby, have, where required, been duly and validly authorised and no other proceedings or action on the part of the Purchaser is necessary to authorise the agreement or to complete the transactions contemplated; and;

8.3.2	it has disclosed to the Sellers and Galen Holdings all agreements, arrangements and understandings (whether verbal or in writing) between any member of the Purchaser’s Group and any director, employee, contractor or agent of any member of the Galen Group.

9.	PROTECTION OF GOODWILL

9.1	In consideration of the Purchaser entering into this Agreement, the Warrantor and Galen Chemicals each hereby agree with the Purchaser that (except as otherwise agreed in writing with the Purchaser) either of them nor any of their respective subsidiary undertakings from time to time will with any other person either directly or indirectly and either solely and jointly with any other person or through any of their respective employees or agents (either on its own account or as the agent of any other person):

9.1.1	for a period of three years from the Completion Date provide services to or be employed or otherwise carry on or be engaged or interested directly or indirectly in a business which would compete with the Business in the United Kingdom and Ireland;

9.1.2	for a period of three years from the Completion Date, solicit or canvass away from the Purchaser any person, firm or company or other organisation (which was a customer or supplier of the Business at any time during the twelve month period prior to Completion); or

9.1.3	for a period of two years from the Completion Date, solicit or entice away or endeavour to solicit or entice away from the Purchaser any senior manager, director, project manager or sales staff (excluding support staff) and any key employee who would be treated as a “relevant employee” for the purposes of the Model Code contained in the Listing Rules, employed or retained by any of the Companies in relation to the Business on Completion, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Purchaser PROVIDED THAT this restriction will not apply to any advertisements for recruitment made available generally through any recruitment agency or advertisement available to the public;

9.2	Nothing in clause 9.1 shall prevent or restrict any member of the Galen Group from:

9.2.1	being the holder of shares (conferring up to but not exceeding fifteen per cent. of the votes which could be cast at a general meeting of that company) or fifteen percent of the debentures of such company which is engaged in any business referred to in clause 9.1;

9.2.2	acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 9.1 (the “Competitive Operations”), as part of a larger acquisition or series of related acquisitions provided that the relevant member of Galen Group shall within the following twelve months use their reasonable endeavours to sell the Competitive Operations as soon as reasonably practicable following such acquisition (which shall, without limitation, include inviting the Buyer to make a competitive bid for the sale of the Competitive Operations) save that the relevant member of the Seller’s Group shall not be obliged to sell the Competitive Operations if the Competitive Operations comprise a minor part of the business or the business of such company, group of companies or businesses acquired or in which the Seller’s Group has acquired an interest and for the purpose of this clause 9.2 a “minor part” of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed the lower of 10 per cent. of the gross turnover of the company, group of companies or business acquired per annum or £5 million gross turnover per annum of the Company, group of companies or business acquired.

9.3	The Warrantor and Galen Chemicals each agree with the Purchaser that neither of them will at any time after Completion, whether by itself or through any other member of the Galen Group, whether directly or indirectly, in the course of carrying on its business, claim or represent any continuing association with the Purchaser in respect of the Business for the purpose of obtaining or retaining any business or custom.

9.4	The Warrantor and Galen Chemicals each agree with the Purchaser that the restrictions contained in this clause 9 are considered reasonable and necessary for the protection of value of the Business (in particular the goodwill of the Business) by the parties hereto and the Warrantor and Galen Chemicals acknowledge that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the Business and all other relevant matters, the provisions of this clause 9 are considered reasonably necessary for the protection of the interests of the Purchaser, and the restrictive covenants do not go beyond what is reasonably necessary to protect the legitimate business interests of the Purchaser.

9.5	In the event that any restriction in this clause 9 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period of restriction being excessive, such period as shall be held by a court of competent jurisdiction to be reasonable shall be able to be substituted for the period herein in order to make the restriction binding on the relevant parties.

9.6	Each undertaking contained in this clause 9 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 9 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Warrantor and Galen Chemicals and their respective subsidiary undertakings.

9.7	The Warrantor hereby grants to the Purchaser a perpetual, royalty-free, exclusive licence to use only on the Products and their packaging, or in distributing, selling or marketing the Products, the name “Galen” in the same manner as it is so used immediately prior to Completion, whether alone or in combination with any other name, provided that the Purchaser shall use all reasonable endeavours to avoid its use thereof causing any confusion between itself and the Warrantor, its Affiliates or any of the business of any of them.

9.8	All Products manufactured by the Purchaser under or by reference to the Galen name shall comply with the specifications and standards of quality in relation to their manufacture, materials used, workmanship and design, packaging and storage in force at the Completion Date.

9.9	Product intended to be marketed under the Galen name which in the Warrantor’s reasonable opinion are not of the quality required by the Warrantor under clause 9.8 above shall on reasonable notice being given by the Warrantor be withdrawn from production and sale by the Purchaser and they shall either be corrected or destroyed or the Galen name removed from them at the Purchasers option acting reasonably after consultation with the Warrantor. The Warrantor may on reasonable notice inspect any such corrected Products before they are marketed.

9.10	The use of the Galen name by the Purchaser shall at all times be in keeping with and seek to maintain its distinctiveness and reputation as reasonably determined by the Warrantor and the Purchaser shall forthwith cease any use not consistent therewith as the Warrantor may reasonably require.

9.11	Galen Chemicals hereby grants the Purchaser a royalty-free, exclusive, irrevocable (save as expressly provided for in this clause) and, from six months following the Completion Date, assignable licence from the Completion Date on a fifteen-year rolling term to use the trade mark LOESTRIN, registered in the United Kingdom with number 2162513, and of all Galen Chemical’s goodwill associated therewith, to promote, market, distribute and sell in the course of the Business those Products sold under such trade mark immediately prior to Completion as the same were promoted, marketed, distributed or sold, and as such trade mark was used, in the course of the Business prior thereto, together with a right for the Purchaser, or its successor, to offer terms to Galen Chemicals for the exclusive right to market, promote, sell or distribute any improvement to or line-extension of any such Products in the European Union for Galen Chemicals in advance of any other person and accepts a prohibition on Galen Chemicals from accepting from, or offering to, any other person terms to undertake such marketing, promotion, sale or distribution which are equivalent to, or less favourable to Galen Chemicals than any so offered by the Purchaser or its successor, provided that those offered by the Purchaser or its successor are commercially reasonable, provided that:

(a)	whenever so used, such trade mark is accompanied by wording showing that it is the registered trade mark of Galen Chemicals used with permission other than where used following Completion on packaging material for the Products in existence at Completion;

(b)	such use is in keeping with, and seeks to maintain the distinctiveness and reputation of such trade mark;

(c)	all goodwill generated by such use shall vest, and upon request and at Galen Chemicals’ cost shall be assigned by the Purchaser to, Galen Chemicals;

(d)	all such Products so distributed or sold comply in all material respects with the specifications and standards of quality in respect thereto in force at the Completion Date or reasonably specified by Galen Chemicals thereafter; and

(e)	in the event that any Products so marketed, promoted, distributed or sold do not comply in all material respects with the specifications or standards referred to in (d) above, the Purchaser shall, upon reasonable notice from Galen Chemicals, withdraw such products from promotion, marketing distribution or sale, as applicable, and either correct or destroy the same or have such trade mark removed from them and all their packaging and product inserts:

and provided further that this licence and the other rights and benefits of the Purchaser set out above shall be terminable by Galen Chemicals only:

(i)

upon written notice to the Purchaser if the Purchaser materially breaches any of the provisions of (a) to (e) above, provided that if the material breach is capable of remedy, such notice shall only be given if the Purchaser has not remedied the same within four weeks (or such longer period as Galen

Chemicals may agree) of having been given notice in writing specifying the breach and requiring it to be remedied; or

(ii)	upon the Purchaser becoming unable to pay its debts as they fall due, entering into compulsory or voluntary liquidation (other than for the purposes of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation, if a different legal entity, shall agree to be bound by and assume the obligations of the Purchaser under this clause), compounds with or contravenes a meeting of its creditors, has a receiver or manager or an administrator appointed of its assets or ceases for any reason to carry on business.

9.12	Galen Chemicals and the Purchaser shall use all reasonable endeavours to agree and enter into, as soon as reasonably practicable, a royalty-free, exclusive, assignable, and, subject to termination for material breach or insolvency or the like, (i) irrevocable and (ii) fifteen-year rolling, licence of the trade mark LOESTRIN, registered in the United Kingdom with number 2162513, to promote, market, distribute and sell those Products sold under such trade mark immediately prior to Completion. Such licence shall be on reasonable commercial terms having regard, inter alia, to the terms of other licences of the trade mark LOESTRIN granted by Galen Chemicals prior hereto but also having regard to differences (if any) between the marketing, sale, promotion and distribution of products under the LOESTRIN trade mark in other territories where Galen Chemicals has granted such licences and such marketing, sales, promotional and distribution activities by Galen Chemicals in the UK and Ireland at the date of this agreement. Such licence shall also include a right for the Purchaser, or its successor, to offer terms to Galen Chemicals for the exclusive right to market, sell, promote and distribute any improvement or line-extension to any such Products in the European Union for Galen Chemicals in advance of any other person, and a prohibition on Galen Chemicals from accepting from, or offering to, any other person terms to undertake such marketing, sale, promotion or distribution which are equivalent to, or less favourable to Galen Chemicals than, any so offered by the Purchaser or its successor, provided that those offered by the Purchaser or its successor are commercially reasonable.

If a licence to market, sell, promote and distribute Products under the LOESTRIN name is granted to the Purchaser under the terms of this clause 9.12, the licence and other benefits granted to the Purchaser under clause 9.11 above shall be revoked immediately.

Subject to the parties’ obligations in clause 9.12 to use all reasonable endeavours to enter into a royalty free, exclusive, assignable licence as therein provided, in the event that no licence of the type referred to in clause 9.12 is entered into by the end of the period of six months beginning on the Completion Date, Galen Chemicals shall be entitled to revoke the Purchaser’s right pursuant to clause 9.11 to offer terms to Galen Chemicals for the exclusive right to market sell, promote or distribute any improvement or line-extension to the Products referred to therein in advance of any other person and to be released from the prohibition on Galen Chemicals contained in that clause.

10.	PROVISIONS RELATING TO STOCK

10.1	Galen shall retain legal and beneficial title to the Stock exclusively subject to the provisions of this clause. The Stock shall remain the property of Galen and no title shall pass to the Purchaser until such time as the Stock is paid for in full by the Purchaser. Unless otherwise expressly permitted by this Agreement, the Purchaser shall not perform any act or make any statement directly or indirectly inconsistent with the exclusive title of Galen to the Stock.

10.2	The Stock shall be valued at cost . Galen shall comply with any reasonable requests of the Purchaser’s representatives for evidence or information to verify the cost of the Stock.

10.3	The Purchaser shall have the right to remove or to use the Stock in the normal course of its business on the terms and conditions of this clause 10. Unless otherwise expressly permitted by this Agreement, the Purchaser shall at no time remove the Stock or any part of it or allow it or any part of it be removed from its place of storage.

10.4	For the avoidance of doubt, neither the Sellers nor Galen Holdings shall have any liability in respect of delivery of the Stock.

10.5	In the event that any Stock exceeds its shelf life, the Purchaser shall immediately notify Galen and shall be obliged, if Galen wishes to destroy such stock to carry out the destruction of such stock provided that Galen shall meet any out-of-pocket expenses reasonably and properly incurred by the Purchaser in carrying out any such requests.

10.6	Galen shall invoice the Purchaser on a monthly basis of all items of the Stock which the Purchaser has removed during the preceding month, such invoice to be based on information within 30 days of the date of the invoice in a manner specified by Galen. The Purchaser shall pay for the Stock within 30 days of the date of the invoice in a manner specified by Galen. The Stock shall be invoiced to the Purchaser at the value as per clause 10.2 plus Value Added Tax. Galen shall be entitled to charge interest on overdue accounts at the rate of 2 per cent, per annum above the base rate from time to time of Ulster Bank plc from the due date for payment until receipt by Galen of the full amount owing. Galen may suspend the supply of Stock to the Purchaser where any amounts are overdue under any order until all such amounts are paid in full.

10.7	The Purchaser hereby undertakes that the Stock is used in rotation, i.e. on a “first in, first out” basis and further undertakes that the Stock shall be utilised and purchased in preference to any stock purchased or otherwise obtained by the Purchaser agents, representatives or subcontractors either prior to or following Completion

10.8	The Purchaser acknowledges that no charges shall be made or shall be payable by Galen in respect of the warehousing services carried out pursuant to this clause 10.

10.9	All expenses incurred in the storage, maintenance and administration of the Stock after purchase shall be borne by the Purchaser. Upon delivery of the Stock on purchase by the Purchaser, the risk in those goods shall pass to the Purchaser which shall be wholly responsible thereafter for their safe custody.

10.10	The Purchaser shall at all times during the term of this Agreement comply with the requirements of any appropriate regulatory authority with regard to the safe storage, handling and use of the Stock.

10.11	Neither party shall sell any Stock unless it has first granted to the other party the opportunity to purchase any such Stock at cost or the other party has given its consent in writing.

11.	VAT

11.1	The purchase price of the Assets and the Business stated in this Agreement is exclusive of VAT.

11.2	The parties intend that the provisions of section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Business and the Assets and, accordingly, no VAT shall be charged by the Sellers on them. The Sellers shall promptly following Completion inform their respective VAT offices of the sale and purchase under this Agreement, complete all relevant forms for VAT purposes relating to such sale and purchase and the Sellers and the Purchaser shall take reasonable steps to ensure that the sale of the Business and Assets is treated neither as a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a going concern. In the event that it is within 3 years of the transfer determined by HM Customs and Excise or, on appeal, by the tribunal or the court that section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 do not apply to the sale of the Business and Assets or any part of them, the Purchaser shall pay to the Sellers as appropriate the amount of VAT in question on the later of the 5 business days before such amount is due to be paid by the Sellers to HM Customs and Excise and the day on which Galen or Galen Chemicals delivers to the Purchaser a valid VAT invoice or invoices in respect thereof. Subject to the Sellers having complied with their obligations under this Clause 11 the Purchaser shall in addition pay any penalty and interest imposed by HM Customs and Excise in respect of late payment of such VAT.

The Seller shall not be obliged to make any appeal to any VAT Tribunal or any Court in respect of any determination by the Customs & Excise in respect of the transfer of the Business and the Assets hereunder, unless it has been indemnified to its reasonable satisfaction by the Purchaser in respect of all reasonable costs and expenses incurred in respect of such action.

11.3

The Sellers shall at Completion, make application to HM Customs and Excise to retain all records of the Business for VAT purposes which are required to be preserved by section 49(1)(b) of the Value Added Tax Act 1994 for such period as may be required by law, and shall, during such period upon reasonable notice, during normal business hours, make them available for inspection to the Purchaser or its agents and allow the Purchaser to take copies.

11.4	The Purchaser warrants to the Sellers that it will be registered for VAT and will carry on the Business as a going concern immediately after Completion.

11.5	For the avoidance of doubt the Sale of Product Licences and transfer of staff from Galen Chemicals to the Purchaser will be treated as a supply under the fourth schedule to the Value Added Tax 1972 and the fifth schedule of the Value Added Tax Act 1994 and therefore not taxed by Galen Chemicals and subject to a reverse charge by the Purchaser.

12.	EMPLOYEES

12.1	The Sellers, Galen Holdings and the Purchaser acknowledge and agree that the sale and purchase of the Business and Assets pursuant to this Agreement will constitute a relevant transfer for the purposes of the Regulations and that it will not operate so as to terminate any of the contracts of employment of the Assumed Employees.

12.2	The Purchaser shall discharge and hereby undertakes to indemnify the Sellers and Galen Holdings against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including without limitation, all reasonable legal and professional fees and expenses) arising directly or indirectly from or in respect of any of the Assumed Employees on or after Completion.

12.3	The Purchaser shall discharge and hereby undertakes to indemnify the Sellers and Galen Holdings against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including without limitation, all reasonable legal and professional fees and expenses) arising directly or indirectly from or in respect of the Assumed Employees before Completion in respect of the following any breach of Regulation 10(3) of the United Kingdom Regulations and Regulation 8 of the Irish Regulations by the Purchaser.

12.5	If the contract of employment of any Assumed Employee is found (or alleged) not to have effect after Completion as if originally made with the Purchaser the Purchaser agrees that:

12.5.1	in consultation with the Sellers and Galen Holdings, it will within seven days of being informed of such finding or allegation make to the relevant Assumed Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

12.5.2	any such offer of employment made by the Purchaser will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of that Assumed Employee immediately before Completion (save as to the identity of the employer).

Upon that offer being made (or at any time after the offer should have been made if no offer is made) the Sellers will terminate the employment of the relevant Assumed Employee, and the Purchaser shall indemnify the Sellers and Galen Holdings against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including without limitation, all reasonable legal and professional fees and expenses) arising directly or indirectly out of the employment of that Assumed Employee from Completion until such termination and the termination of such employment.

12.6	The Purchaser confirms that it will not be taking any measures which would give rise to an obligation on the Sellers to consult under Regulation 10 of the Regulations.

13.	CONFIDENTIAL INFORMATION

13.1	The Parties shall not and Galen Holdings shall procure that no other member of the Galen Group or their connected persons or any officers or employee or, adviser or agent of theirs shall use, or disclose to any person, any Confidential Information;

13.2	Clause 13.1 does not apply to:

13.2.1	disclosure by any party of Confidential Information to or at the written request of the other parties;

13.2.2	use or disclosure of Confidential Information required to be disclosed by any Governmental Rule, including by the London Stock Exchange or the UK Listing Authority or any other regulatory body;

13.2.3	disclosure of Confidential Information to professional advisers for the purpose of advising any of the parties

13.2.4	disclosure of Confidential Information which is in or enters the public domain other than as a result of any breach by any party, of any duty of confidentiality owed by it to any person;

13.2.5	disclosure of Confidential Information which any party, acquires from a third party other than in breach of any duty of confidentiality; or

13.2.6	use or disclosure of Confidential Information by either of the Sellers to the extent that the same concerns the Retained Business and the relevant Seller reasonably needs to use or disclose the same for the purposes of that business.

14.	ANNOUNCEMENTS

14.1	No party shall disclose the making of this agreement nor its terms nor any other agreement referred to in this agreement (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:

14.1.1	to its professional advisers; or

14.1.2	required by law or the rules or standards of the London Stock Exchange or the Listing Rules or the rules and requirements of any other regulatory body.

Provided that this Clause 14.1 shall not apply to announcements, communications or circulars made or sent by either party after completion to customers, clients or suppliers of the Business to the extent that is informs them of the Purchaser’s acquisition of the Business or to any announcement containing only information which has become generally available other than as a result of a breach of this agreement.

14.2	The restrictions contained in Clause 14.1 shall apply without limit of time.

15.	ASSIGNMENT

This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this agreement neither shall any party delegate any of its obligations under this agreement or subcontract their provision to any third party or agent whatsoever except that following Completion the Purchaser may assign the benefit of all its obligations and benefits arising hereunder to any member of the Purchaser’s Group PROVIDED THAT such assignee shall remain within the Purchaser’s Group. In the event that such assignee ceases to be a member of the Purchaser’s Group such assignment shall be voidable and the relevant party shall procure that the assignee shall assign in full any and all benefits to the Purchaser or another member of the Purchaser’s Group.

16.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Business, the preparation and negotiation of this Agreement and any transaction contemplated hereunder.

17.	EFFECT OF COMPLETION

The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

18.	FURTHER ASSURANCES

Each of the parties shall from time to time upon request from the other do or procure the doing of all reasonable acts and/or execute or procure the execution of all reasonable documents, in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned, for the purpose of transferring to the Purchaser the Business and Assets and otherwise giving each Party the full benefit of this agreement.

19.	ENTIRE AGREEMENT

19.1	Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

19.1.1	this agreement together with any other documents referred to in this agreement (together the “Transaction Documents”) constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

19.1.2	neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

19.1.3	the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and for breach of clause 9 only, the ability to seek injunctive relief and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) shall have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT the provisions of this clause 19 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

20.	VARIATIONS

This agreement may be varied only by a document signed by or on behalf of each of the parties.

21.	WAIVER

21.1	A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

21.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

22.	INVALIDITY

22.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

22.1.1	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

22.1.2	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

23.	NOTICES

23.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Purchaser to:	Almac Sciences Limited Almac House 20 Seagoe Industrial Estate Craigavon Co. Armagh BT63 5QD Northern Ireland

Fax: Attention:	028 38350729 Dr Allen J. McClay

In the case of the Sellers and Galen Holdings to:	Galen Holdings PLC Old Belfast Road Millbrook Larne Co.Antrim Northern Ireland BT40 2SH

Fax: Attention:	0282827448 Company Secretary

and shall be deemed to have been duly given or made as follows:

23.1.1	if personally delivered, upon delivery at the address of the relevant party;

23.1.2	if sent by first class post, two Business Days after the date of posting;

23.1.3	if sent by air mail, five Business Days after the date of posting; and

23.1.4	if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

23.2	A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 23.1 provided that such notification shall only be effective:

23.2.1	on the date specified in the notification as the date on which the change is to take place; or

23.2.2	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

24.	COUNTERPARTS

24.1	This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

25.	GOVERNING LAW AND JURISDICTION

25.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

25.2	Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

25.3

Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 25 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

25.4	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

25.4.1	each of the Sellers and Galen Holdings to their respective registered offices (marked for the attention of the Company Secretary); and

25.4.2	the Purchaser to the registered office of Almac Sciences Limited (marked for the attention of Dr Allen J. McClay),

or such other person and address in the United Kingdom as the Sellers or Galen Holdings shall notify the Purchaser in writing or vice versa from time to time.

26.	THIRD PARTY RIGHTS

26.1	The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded and no rights or benefits expressly or impliedly conferred by it shall be unenforceable under that Act against the parties to it by any other person.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1

PRODUCT

UK MARKETING AUTHORISATIONS

Product	Marketing Authorisation Number
Polyalk Tablets	PL20166/0001

Polyalk Suspension	PL20166/0002

Galfer-Vit Capsules	PL20166/0003

Mobilan 25mg	PL20166/0004

Mobilan 50mg	PL20166/0005

Novaruca Verucasep	PL20166/0006

Galulose	PL20166/0007

Xuret Tablets	PL20166/0008

Minocycline Tablets 50mg Minogal Tablets 50mg	PL20166/0009

Minocycline Tablets l00mg Minogal Tablets l00mg	PL20166/0010

Nitedri/Desmopressin Acetate Nasal Spray	PL20166/0011

Amoxicillin Capsules BP 750mg	PL20166/0012

Metronidazole Tablets 500mg	PL20166/0013

Calcette 500mg	PL20166/0015

Temazepam l0mg Tablets	PL20166/0016

Temazepam 20mg Tablets	PL20166/0017

Diarrest	PL20166/0018

Pholcodine Linctus BP	PL20166/0019

Captopril Tablets 12.5mg	PL20166/0020

Product	Marketing Authorisation Number
Captopril Tablets 25mg	PL20166/0021

Captopril Tablets 50mg	PL20166/0022

Givitol Capsules	PL20166/0026

Tenben	PL20166/0027

Ketotard 200XL Ketozip 200XL	PL20166/0028

Galenamet Tablets 200mg	PL20166/0029

Galenamet Tablets 400mg	PL20166/0030

Galenamet Tablets 800mg	PL20166/0031

Co-Codamol Tablets 8/500 Parake	PL20166/0032

Co-Dydramol Tablets 10/500 Galake Tablets	PL20166/0033

Galenamox Capsules 250mg	PL20166/0034

Cefradine Syrup 250mg/5ml Nicef Syrup 250mg/5ml	PL20166/0038

Cefradine Capsules 250mg Nicef Capsules 250mg	PL20166/0039

Cefradine Capsules 500mg Nicef Capsules 500mg	PL20166/0040

Co-Codamol Tablets 30/500 Kapake Tablets	PL20166/0041

Kapake Insts 30/500	PL20166/0042

Kapake Insts 60/1000	PL20166/0043

Co-Codamol Capsules 30/500 Kapake Capsules	PL20166/0044

Co-Codamol Effervescent Tablets 30/500	PL20166/0045

Tramadol Hydrochloride Capsules 50mg Tramake	PL20166/0046

Product	Marketing Authorisation Number
Tramadol Hydrochloride Liquid 50mg/5ml Tramake Liquid	PL20166/0047

Tramadol Hydrochloride Effervescent Powder 50mg Tramake Insts 50mg	PL20166/0048

Tramadol Hydrochloride Effervescent Powder 100mg Tramake Insts 100mg	PL20166/0049

Tramadol Hydrochloride Tablets 50mg Tramake Tablets 50mg	PL20166/0050

Tramadol Hydrochloride Tablets 100mg Tramake Tablets 100mg	PL20166/0051

Ursodeoxycholic Acid Tablets 150mg Ursogal Tablets 150mg	PL20166/0056

Ursodeoxycholic Acid Capsules 250mg Ursogal Capsules 250mg	PL20166/0057

Dynamin XL25 Capsules Isodur 25XL Capsules Isotard 25XL Capsules	PL20166/0058

Dynamin XL50 Capsules ISIB 50XL Capsules Isodur 50XL Capsules Isotard 50XL Capsules	PL20166/0059

Capsuvac Capsules Co-Danthrusate Capsules	PL20166/0069

Angiozem 120XL Zemtard 120XL	PL20166/0070

Angiozem 180XL Zemtard 180XL	PL20166/0071

Angiozem 240XL Zemtard 240XL	PL20166/0072

Angiozem 300XL Zemtard 300XL	PL20166/0073

Cefaclor Suspension 125mg/5ml Keftid Suspension 125mg/5ml	PL20166/0074

Cefaclor Suspension 250mg/5ml Keftid Suspension 250mg/5ml	PL20166/0075

Product	Marketing Authorisation Number
Cefaclor Capsules 250mg Keftid Capsules 250mg	PL20166/0076

Cefaclor Capsules 500mg Keftid Capsules 500mg	PL20166/0077

Ipratropium Bromide Inhalation Solution Ipratropium Steripoules Tropiovent Steripoules Inhalation Solution	PL20166/0078

Maxivent Steripoules 2.5mg Salbutamol Inhalation Solution 2.5mg Salbutamol Steripoules 2.5mg	PL20166/0079

Maxivent Steripoules 5.0mg Salbutamol Inhalation Solution 5.0mg Salbutamol Steripoules 5.0mg	PL20166/0080

Terbovent Steripoules 5.0mg Terbutaline Sulphate Inhalation Solution 5.0mg Terbutaline Sulphate Steripoules 5.0mg	PL20166/0081

Saline Steripoules 2.5ml	PL20166/0082

Parake Co-Codamol Tablets 8/500	PL20166/0084

Menoring 50	PL00440/0117

Amoxicillin Capsules 250mg Amrit Capsules 250mg	PL20166/0094

Amoxicillin Capsules 500mg Amrit Capsules 500mg	PL20166/0095

Amoxicillin Suspension 125mg/5ml Amrit Suspension 125mg/5ml	PL20166/0096

Amoxicillin Suspension 250mg/5ml Amrit Suspension 250mg/5ml	PL20166/0097

Ampicillin Capsules 250mg	PL20166/0098

Ampicillin Capsules 500mg	PL20166/0099

Ampicillin Syrup 125mg/5ml	PL20166/0100

Ampicillin Syrup 250mg/5ml	PL20166/0101

Amoxivex Suspension 125mg/5ml Amoxicillin Syrup 125mg/5ml	PL20166/0102

Product	Marketing Authorisation Number
Amoxivex Suspension 250mg/5ml Amoxicillin Syrup 250mg/5ml	PL20166/0103

Loestrin 20	PL20429/0002

Loestrin 30	PL20429/0003

RoI Marketing Authorisations

Product	Marketing Authorisation Number
Parake Tablets	PA 185/2/1

Givitol Capsules	PA 185/7/1

Verucasep	PA 185/13/1

Dynese Antacid Suspension	PA 185/15/1

Expulin Dry Cough Paediatric	PA 185/21/1

Expulin Dry Cough	PA 185/21/2

Galenamet Tablets 200mg	PA 185/23/1

Galenamet Tablets 400mg	PA 185/23/2

Galenamet Tablets 800mg	PA 185/23/3

Kapake Tablets	PA 185/25/1

Kapake Insts 30/500	PA 185/25/2

Kapake Insts 60/1000	PA 185/25/3

Galenamox Suspension 125mg/5ml	PA 185/28/1

Galenamox Suspension 250mg/5ml	PA 185/28/2

Galenamox Capsules 250mg	PA 185/28/3

Galenamox Capsules 500mg	PA 185/28/4

Minogal Tablets 50mg	PA 185/29/1

Minogal Tablets l00mg	PA 185/29/2

DF118 Injection	PA 185/30/1

DF118 Tablets	PA 185/30/2

Paramol Tablets	PA 185/31/1

Tricloryl Syrup	PA 185/32/1

Clinimycin Tablets 250mg	PA 185/33/1

Nitedri Nasal Spray 10 micrograms/0.1ml	PA 185/34/1

Tramake Tramadol Hydrocloride Capsules 50mg	PA 185/35/1

Tramake Insts 50mg Sachets	PA 185/35/2

Tramake Insts l00mg Sachets	PA 185/35/3

Tramake Tablets 50mg	PA 185/35/4

Tramake Tablets l00mg	PA 185/35/5

Diarrest RF	PA 185/36/1

Ailax Suspension	PA 185/37/1

Ailax Forte Suspension	PA 185/37/2

Keftid Capsules 250mg	PA 185/38/1

Keftid Capsules 500mg	PA 185/38/2

Keftid Suspension 125mg/5ml	PA 185/38/3

Keftid Suspension 250mg/5ml	PA 185/38/4

Menoring 50 micrograms/24 hours vaginal delivery system	PA 185/41/1

Marketing Authorisations for Menoring/Femring in Europe

Country	Grant Date	Trade Name	MA Number	MA Holder

UK	1 April 2001	Menoring	PL 0440/0117	Galen Limited

Austria *	12 December 2002	Femring	1-24787	Galen Limited

Belgium *		Femring		Galen Limited

Denmark *	02 October 2002	Femring	33748	Galen Limited

Finland *	06 June 2003	Femring	17366	Galen Limited

France *	03 March 2003	Femring	NL 27745	Galen Limited

Germany *		Femring		Galen Limited

Greece *		Femring		Galen Limited

Iceland *	31 October 2002	Femring	IS/1/02/031/01	Galen Limited

Ireland *	10 January 2003	Menoring	PA 185/41/1	Galen Limited

Luxemburg *		Femring	RVG 27895	Galen Limited

Netherlands *	11 December 2002	Femring	02-1197	Galen Limited

Norway *	06 November 2002	Femring		Galen Limited

Portugal *	23 December 2002	Femring	N/A	Galen Limited

Sweden *		Femring		Galen Limited

*	Not Marked

SCHEDULE 2

ASSETS AND APPORTIONMENT OF PURCHASE PRICE

Asset	Purchase Price

GOODWILL	£1

BUSINESS INTELLECTUAL PROPERTY	£29,999,997

AND TRADEMARKS

BOOKS AND RECORDS	£1

REGISTRATION INFORMATION	£1

£30,000,000

SCHEDULE 3

ASSUMED EMPLOYEES

Ken Ross

Simon Lawrence

Lorraine Blevins

Louise Brankin

Ken Sutherland

Jonathan Smith

Patricia McKee

James O’Connor

Dan Faran

Susan Lyons

Sarah Murdoch

Claire O’Donnell

Padraig Cahill

SCHEDULE 4

BUSINESS CONTRACTS

Customer/Supplier/ Distribution Agreements

1.	Supply, Distribution and Licence Agreement between Galen Limited and Sanofi-Synthelabo Limited dated 16th March 2004.

2.	Agreement for the supply of Loestrin 20 and Loestrin 30 between Galen (Chemicals) Limited and Celltech Manufacturing Services Limited (undated).

3.	Commercial Master Agreement between Galen Limited and Unither (undated) and letter from Galen Limited to Unither dated 29th June 2001.

4.	Deed of Assignment between Asbourne Pharmaceuticals Limited and Dallas Burston Healthcare Limited re: Supply Agreement with Valpharma dated 21st January 1999.

5.	Supply Agreement between Celltech Pharmaceuticals Limited and Galen Limited (undated).

6.	Manufacturing & Supply Agreement between Galen and Norton Healthcare Limited dated 1st October 1998.

7.	Manufacturing & Supply Agreement between Galen and Sterwin Medicines, a division of Sanofi Winthrop Limited dated 26th November 1998.

8.	Distribution Agreement between Galen Limited and Allphar Services Limited dated 1st January 1999.

9.	Distribution Agreement between Galen Limited and Medilink (Cypriat) Pharmaceuticals dated 14th April 1997.

Confidentiality Agreements

1.	Mutual Confidentiality Agreement between Generics (UK) Limited and Galen Pic (reference to either party includes any subsidiary/holding company or any company with common shareholders), dated 25th September 1997.

2.	Mutual Non-Disclosure Agreement between Galen Limited and Sterwin Medicines dated 13th August 1998.

3.	Agreement for Confidential Disclosure between Liconsa Liberacion Controlada de Sustancia Activas, S.A and Galen Limited, dated 9th February 2004.

4.	Confidentiality Agreement between Ivax Pharmaceuticals UK (trading under Norton Healthcare Limited) and Galen Limited dated 8th May 2003.

Hospital Contracts (in each case the contracting party is Galen Limited)

1.	Yorkshire Consortium Contract for the Supply of Proprietary Pharmaceuticals (1st November 2003 – 31st October 2005).

2.	Welsh Health Supplies Contract for the Supply of Generic Drugs (1st July 2003 – 30th June 2005).

3.	South West Region Trust Contract for the Supply of Generic Proprietary Pharmaceuticals (1st March 2004 – 28th February 2006).

4.	South West Region Trust Contract for the Supply of Generic and Proprietary Pharmaceuticals (14th March 2004 – 28th February 2006).

5.	South London Consortium Contract for the Supply of Generic Pharmaceuticals (1st November 2003 – 30th June 2006).

6.	South East Region Contract for the Supply of Generic Pharmaceuticals (1st November 2003 – 31st October 2005).

7.	Scottish Healthcare Supplies Contract for the Supply of Oncology, Nutrition and Blood, Endocrine and Gastro-Intestinal Drugs (1st January 2004 – 31st December 2006).

8.	Oxford Region Trust Contracts for the Supply of Generic and Proprietary Pharmaceuticals (1st May 2004 – 28th February 2006).

9.	North West Pharmacy Purchasing Group Contract for the Supply of Various Drugs (1st March 2003 – 28th February 2005).

10.	Eastern Region Trust Contract for the Supply of Generic Pharmaceuticals (1st November 2002 – 28th February 2005).

11.	London Region (North) Trust Contract for the Supply of Drugs and Pharmaceuticals (1st November 2002 – 31st October 2004).

12.	North East Pharmacy Purchasing Group Contract for the Supply of Drugs and Pharmaceutical Preparations (1[s]t July 2003 – 30th June 2005).

13.	Ministry of Defence, Procurement Agency Contract for the Supply and Delivery of Various Proprietary Medicines (1st March 2000 – 28th February 2005).

14.	Central Services Agency Contract for the Supply and Delivery of Medicinal Products and Contraceptive Devices (1st May 2004 – 30th April 2007).

15.	Central Contract for the Supply of Proprietary and Generic Pharmaceuticals (28th April 2000 – 31st October 2005).

Computer Contracts

1.	Customer Support Services Agreement between Hewlett Packard Limited and Galen dated 18th June 2003.

2.	Maintenance Contract with Blue Chip.

3.	Maintenance Supply Agreement between Pinnacle Computing and Galen Plc dated 30th July 2002 (CS3 Contract).

4.	Service Agreement between EOS Systems Limited and Galen (undated, but executed by Galen on 10th October 2002).

5.	Dell Services Enterprise Support Contract, dated June 2003.

6.	Software Licence Agreement with Borderware and Trend.

SCHEDULE 5

Warrantor Protections

1.	Notwithstanding anything to the contrary herein and save in the case of fraud or fraudulent concealment by the Warrantor, the Warrantor shall be under no liability in respect of any claim under the Warranties (to the extent that claims thereunder are subject to this schedule 5) and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon the Warrantor by the Purchaser promptly after it becomes likely that a claim will be made, and in any event:

by not later than 5.00 p.m. Greenwich Mean Time on the date which is eighteen months from the Completion Date;

1.1	and the liability of the Warrantor for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Warrantor within six months of the date of such written notice);

(a)	if legal proceedings have not been instituted in respect of such claim by the due service of process on the Warrantor within six months of the date of such written notice; or

(b)	in the event that the Warrantor shall make in respect thereof a request to the Purchaser to make recovery in the circumstances referred to in paragraph 8.1(b) and paragraph 8.2 and if legal proceedings have not been instituted by the Purchaser in respect of such claim by the due service of process on the Warrantor within six months of the date on which judgment is given by a court of competent jurisdiction in respect of such third party proceedings as shall have been instituted by the Purchaser pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Warrantor or on which the Warrantor and the Purchaser agree that proceedings or other action against the third party shall be abandoned.

For the purpose of this paragraph 1.2 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Warrantor.

2.	Save in the case of fraud or fraudulent concealment the Warrantor shall be under no liability in respect of any claim under the Warranties:

2.1	where the liability of the Warrantor in respect of that claim would (but for this paragraph) have been less than £5,000 and such claims shall be disregarded in determining the aggregate value of claims pursuant to the provisions of paragraph 2.2; or

2.2	unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under, paragraph 2.1 above) when aggregated with the liability of the Warrantor in respect of all other such claims shall exceed £400,000 at which time the Warrantor shall be liable for the full amount of the claim (up to the threshold indicated in clause 3 (below)) and not merely the excess over that sum.

3.	Save in the case of fraud or fraudulent concealment the aggregate liability of the Seller in respect of all claims under this agreement shall not in any circumstances exceed £30 million.

4.	The Warrantor shall be under no liability in respect of any claim under the Warranties to the extent that the facts or circumstances giving rise thereto are known to the Managers at the date hereof or are fairly disclosed or are otherwise known to the Purchaser’s Group at the date hereof. For the purposes of this clause “fairly disclosed” shall mean disclosed in the Disclosure Letter in such a manner and in such detail as to enable the Purchaser to make a reasonably well informed assessment of the matter.

5.	No liability (whether in contract, tort or otherwise) shall attach to the Warrantor in respect of any claim under the Warranties to the extent that:

5.1	the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion of the Purchaser’s Group;

5.2	No liability (whether in contract, tort or otherwise) shall attach to the Warrantor in respect of any claim under the Warranties to the extent that the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)	any change in the accounting principles or practices of the Purchaser’s Group introduced or having effect after the date of this agreement unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type of the Business; or

(b)	any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) or the equivalent laws, regulations or authorities in any jurisdiction in which the Business operates or in each case occurring after Completion and which affects matters occurring prior thereto;

(c)	any act, omission or transaction undertaken on or before Completion at the request of, or with the approval of, the Purchaser.

5.3	the loss or damage giving rise to the claim is recoverable by the Purchaser’s Group under any policy of insurance; and

6.	In assessing any liabilities damages or other amounts recoverable by the Purchaser as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Purchaser’s Group arising out of the same subject matter or circumstances giving rise to a claim under the Warranties including, without prejudice to the generality of the foregoing, any amount of any relief obtained or obtainable by the Purchaser’s Group and any amount by which any Taxation for which the Purchaser’s Group is or may be liable to be assessed or accountable is actually reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

7.	No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Purchaser becoming aware of such matter the Purchaser shall have given written notice thereof to the Warrantor and such matter shall not have been remedied to the reasonable satisfaction of the Purchaser within the period of 30 days following the date of service of such notice.

8.1	Clause 8.2 shall apply in circumstances where, subject to the notice provisions set out in clause 1:

(a)	any claim is made against the Purchaser’s Group which may give rise to a claim by the Purchaser’s Group against the Warrantor under the Warranties; or

(b)	the Purchaser’s Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Purchaser’s Group has or may have a claim against the Warrantor under the Warranties; or

(c)	the Warrantor shall have paid to the Purchaser’s Group an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Purchaser’s Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

8.2	In the circumstances provided in clause 8.1, the Purchaser shall and shall procure that the Purchaser’s Group:

(a)	subject to receiving an undertaking from the Warrantor in respect of all costs reasonably and properly incurred thereby by the Purchaser’s Group promptly and diligently take all such action as the Warrantor reasonably may request including the institution of proceedings and the instruction of professional advisers approved by the Warrantor (such approval not to be unreasonably withheld or delayed) to act on behalf of the Purchaser to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser’s Group as is referred to in paragraph 8.1 (a) or to make such recovery by the Purchaser’s Group as is referred to in paragraph 8.1(b) or paragraph 8.1(c), as the case may be; and

(b)	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Warrantor which consent shall not be unreasonably withheld or delayed; and

(c)	in the case of paragraph 8.1(c) only, promptly repay to the Warrantor an amount equal to the amount so recovered or, if lower, the amount paid by the Warrantor to the Purchaser, less in each case any costs incurred by the Purchaser’s Group in so recovering or any Taxation incurred by the Purchaser’s Group on the amount received.

9.	The Purchaser shall covenant but not as condition precedent to liability on the part of the Warrantor as soon as practicable to:

9.1	inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Purchaser’s Group whereby it appears that the Warrantor are or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Purchaser’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Warrantor in respect of such a claim; and

9.2	thereafter keep the Warrantor informed of all material developments in relation thereto; and

9.3	provide at the cost of the Warrantor access to all such information and documentation (no matter how it is recorded or stored) as the Warrantor shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Purchaser’s Group under paragraph 8.1.

10.	In the event that the Warrantor at any time after the date hereof shall wish to take out insurance against their liability hereunder, the Purchaser undertakes to provide such information as the prospective insurer may require before effecting such insurance.

11.	The Purchaser hereby warrants and confirms that having made due and careful enquiry (which shall include due and careful enquiry of the Managers) at the date hereof, it has not already formulated and is not aware of any claim it may have against the Warrantor under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Purchaser of any rights which it may have under this agreement in respect of any breach of Warranty arising from information subsequently in the Purchaser’s possession which may in the future form a basis of a claim under the Warranties.

12.	The Purchaser’s Group undertakes to take or procure the taking of all such steps and action as are necessary or as the Warrantor may reasonably require in order to mitigate any claim under the Warranties and the Purchaser’s Group shall act in accordance with such request subject to the Purchaser being indemnified by the Warrantor against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage incurred by it.

13.	Any amount payable by the Warrantor to the Purchaser in satisfaction of any claim under the Warranties shall be treated as a reduction by that amount of the consideration.

SCHEDULE 6

DETAILS OF THE TRADEMARKS

Mark	Country	Class	Status	Registration No	Registration Date	Goods	Proprietor

TRADE MARKS OF GALEN LIMITED	APRIL 2004

Mark	Country	Appln/Reg No.	Appln/Reg Date	Status

ACNIVEX	UK	1550331	12.10.1993	Renewal Due 12.10.2010

ACNIVEX	Ireland	205157	19.06.1997	Renewal Due 19.06.2007

AILAX	UK	B1550330	12.10.1993	Renewal Due 12.10.2010

AILAX	Ireland	204670	05.02.1997	Renewal Due 05.02.2007

AMINOTARD	UK	2049671	23.12.1995	Renewal Due 23.12.2005

AMNITARD	UK	2049676	23.12.1995	Renewal Due 23.12.2005

ASEP	UK	1053598	16.10.1975	Renewal Due 16.10.2006

BECLOAQUA	UK	1581102	03.08.1994	Renewal Due 03.08.2011

BRAVIT	UK	2132920	14.05.1997	Renewal Due 14.05.2007

BRAVIT	Ireland	205023	16.05.1997	Renewal Due 16.05.2007

CALCETTE	UK	2016776	07.04.1995	Renewal Due 07.04.2005

CAPSUVAC	UK	1562261	11.02.1994	Renewal Due 11.02.2011

CAPSUVAC	Ireland	163556	11.02.1994	Renewal Due 11.02.2011

CATHCARE	Greece	131425	29.11.1996	Renewal Due 29.11.2006

CEFGAL	UK	2101616	30.05.1996	Renewal Due 30.05.2006

DIAREST	UK	871044	30.10.1964	Renewal Due 30.10.2009

DIAREST	Ireland	102535	08.08.1979	Renewal Due 08.08.2010

DICLODORM XL (Series of 2)	UK	2253624	22.11.2000	Renewal Due 22.11.2010

DICLODORM XL (Series of 2)	Ireland	219589	22.11.2000	Renewal Due 22.11.2010

DICLOTARD	UK	1582474	22.08.1994	Renewal Due 22.08.2011

DICLOTARD	Ireland	217437	24.03.2000	Renewal Due 24.03.2010

DI-NITROTARD	UK	2049961	29.12.1995	Renewal Due 29.12.2005

DYNESE	UK	1186502	03.12.1982	Renewal Due 03.12.2013

DYNESE	Ireland	122818	06.02.1987	Renewal Due 06.02.2008

EXPUVENT	UK	1221537	26.06.1984	Renewal Due 26.06.2005

EXPUVENT	Ireland	205314	19.06.1997	Renewal Due 19.06.2007

FEMRING	UK	2235754	13.06.2000	Renewal Due 30.06.2010

FEMRING	Ireland	223641	13.06.2000	Renewal Due 16.06.2010

FEMORING	UK	2227331	28.03.2000	Renewal Due 28.03.2010

FEMORING	Ireland	222917	29.03.2000	Renewal Due 29.03.2010

GALAKE	UK	1311736	02.06.1987	Renewal Due 02.06.2008

GALCLOR	UK	2135607	12.06.1997	Renewal Due 12.06.2007

GALCLOR	Ireland	206437	12.06.1997	Renewal Due 12.06.2007

GALENAMET	UK	1494233	14.03.1992	Renewal Due 14.03.2009

GALENAMET	Ireland	150460	07.08.1992	Renewal Due 14.03.2009

GALENAMOX	UK	1456746	20.02.1991	Renewal Due 20.02.2008

GALENAMOX	Ireland	168934	07.11.1995	Lapsed from CPA records 07.11.2007

GALENPHOL	UK	1262547	14.03.1986	Renewal Due 14.03.2007

GALENPHOL	Ireland	149716	04.09.1992	Renewal Due 04.09.2009

GALFLEX	UK	2135610	12.06.1997	Renewal Due 12.06.2007

GALFLEX	Ireland	204757	12.06.1997	Renewal Due 12.06.2007

GALFLOXIN	UK	1494099	13.03.1992	Renewal Due 13.03.2009

GALFLOXIN	Ireland	147704	13.03.1992	Renewal Due 13.03.2009

GALGINATE	UK	1293716	26.11.1986	Renewal Due 26.11.2007

GALGINATE	Ireland	204759	19.06.1997	Renewal Due 19.06.2007

GALMAG	UK	1293717	26.11.1986	Renewal Due 26.11.2007

GALMAG	Ireland	206277	19.06.1997	Renewal Due 19.06.2007

GALULOSE	UK	1334318	05.02.1988	Renewal Due 05.02.2005

GALULOSE	Ireland	205168	19.06.1997	Renewal Due 19.06.2007

GERIFIT	UK	1001503	10.11.1972	Renewal Due 10.11.2007

GERIFIT	Ireland	208868	16.05.1997	Renewal Due 16.05.2007

GIVITOL	UK	1118522	01.08.1997	Renewal Due 01.08.2010

GIVITOL	Ireland	94458	07.08.1979	Renewal Due 07.08.2010

HALFPROPATARD	UK	2063395	23.03.1996	Renewal Due 23.03.2006

IBUTARD	UK	1582478	22.08.1994	Renewal Due 22.08.2011

INDOTARD	UK	1582473	22.08.1994	Renewal Due 22.08.2011

INSTS	UK	1515531	10.10.1992	Renewal Due 10.10.2009

INSTS	Ireland	150472	14.10.1992	Renewal Due 14.10.2009

INSTS	USA	2420386	16.01.2001	Renewal Due 16.01.2011 Affidavit 2006/7

ISODUR	UK	2019102	29.04.1995	Renewal Due 29.04.2005

ISODUR	Ireland	217767	24.03.2000	Renewal Due 24.03.2010

KAPAKE	UK	1510288	19.08.1992	Renewal Due 19.08.2009

KAPAKE	Ireland	147703	19.08.1992	Renewal Due 19.08.2009

KEFTID	UK	2116787	26.11.1996	Renewal Due 26.11.2006

KEFTID	Ireland	203910	05.02.1997	Renewal Due 05.02.2007

KETOPROTARD	UK	2049666	23.12.1995	Renewal Due 23.12.2005

KETOTARD	UK	1304356	18.03.1987	Renewal Due 18.03.2008

LACTASEP	UK	1103311	21.10.1978	Renewal Due 21.10.2009

LOBETAZIDE	UK	2038630	27.03.1996	Renewal Due 27.09.2005

LOBETAZIDE	Ireland	174700	27.09.1995	Renewal Due 27.09.2012

MENORING	UK	2144479	10.09.1997	Renewal Due 10.09.2007

MENORING	Ireland	205295	10.09.1997	Renewal Due 10.09.2007

MESALATARD	UK	2002898	19.11.1994	Renewal Due 19.11.2004

MINOGAL	UK	1537000	27.05.1993	Renewal Due 27.05.2010

MINOGAL	Ireland	155514	28.05.1993	Renewal Due 28.05.2010

NICEF	UK	2109041	03.09.1996	Renewal Due 03.09.2006

NICEF	Ireland	202447	04.09.1996	Renewal Due 04.09.2006

NIFEDOTARD	UK	1582475	22.08.1994	Renewal Due 22.08.2011

NITEDRI	UK	B15527442	02.11.1993	Renewal Due 02.11.2010

NITEDRI	Ireland	160039	02.11.1993	Renewal Due 02.11.2010

PARAKE	UK	912930	05.08.1967	Renewal Due 05.08.2012

PARAKE	Ireland	85594	14.08.1974	Renewal Due 14.08.2009

P.C.G. PHARMA/P.C.G.Pharma	UK	2192182	18.03.1999	Renewal Due 18.03.2009

POLYALK	UK	2132921	14.05.1997	Renewal Due 14.05.2007

POLYALK	Ireland	205278	15.05.1997	Renewal Due 15.05.2007

PROPATARD	UK	2002214	19.11.1994	Renewal Due 19.11.2004

RESURA	UK	2235772	13.06.2000	Renewal Due 13.06.2010

RESURA	Ireland	218256	13.06.2000	Renewal Due 13.06.2010

SALBUTARD	UK	2002219	19.11.1994	Renewal Due 19.11.2004

STERIBUT	UK	2228228	04.04.2000	Renewal Due 04.04.2010

STERITROP	UK	2228227	04.04.2000	Renewal Due 04.04.2010

STERITROP	Ireland	218531	05.04.2000	Renewal Due 05.04.2010

SUREM	UK	2132900	14.05.1997	Renewal Due 14.05.2007

SUREM	Ireland	205184	16.05.1997	Renewal Due 16.05.2007

TECHNIGAL LOGO	Ireland	200812	01.07.1996	Renewal Due 01.07.2006

TENBEN	UK	2108077	17.08.1996	Renewal Due 17.08.2006

TOTOLIN	UK	2132895	14.05.1997	Renewal Due 14.05.2007

TRAMAKE	UK	2044215	10.11.1995	Renewal Due 10.11.2005

TRAMAKE	Ireland	172653	10.11.1995	Lapsed from CPA records 10.11.2002

TRAMATARD	UK	2052550	20.01.1996	Renewal Due 20.01.2006

URSOGAL	UK	2101615	30.05.1996	Renewal Due 30.05.2006

URSOGAL	Ireland	202840	30.10.1996	Renewal Due 30.10.2006

VERAPATARD	UK	1582479	22.08.1994	Renewal Due 22.08.2011

VERUCASEP	UK	B1103312	21.10.1978	Renewal Due 21.10.2009

XURET	UK	1329559	12.12.1987	Renewal Due 12.12.2004

XURET	Ireland	127455	09.08.1988	Renewal Due 09.08.2009

ZEMTARD	UK	2002211	19.11.1994	Renewal Due 19.11.2004

ZEMTARD	Ireland	217765	24.03.2000	Renewal Due 24.03.2010

SCHEDULE 7

THE WARRANTIES

Where any Warranty is made or given “so far as the Warrantor are aware” or “to the best of the Warrantor’s knowledge” such Warranty shall be deemed to have been given to the best of the knowledge, information and belief of the Warrantor after making due and careful enquiries of Geoffrey Elliott, Robert Whiteford, John King, and Ken Ross, and in relation only to matters of regulatory licensing of the Business, Patricia McKee

In this schedule 3 the following words have the following meanings, unless the context otherwise requires:

“Material Adverse Effect” means a material and adverse effect on the business, assets or condition (financial or otherwise) of the Business excluding any adverse effects out of or resulting from changes in the general economy or the reaction of employees, suppliers or customers to the Sellers entering into this agreement or the Purchaser acquiring the Business;

1.	ASSETS

1.1	Title

There are no Encumbrances, nor has the Warrantor or the Sellers agreed to create any Encumbrances, over any of the Assets and each of the Assets (other than assets sold in the ordinary course of business or in relation to any software which is licensed for use in the Business):

1.1.1	is legally and beneficially owned by the Sellers; and:

1.1.2	where capable of possession, in the possession of the Sellers.

2.	EFFECT OF SALE

2.1	Neither the execution nor performance of this agreement or any Transaction Document to be executed at or before Completion will so far as the Warrantor is aware:

2.1.1	conflict with or result in a material breach of the terms, provisions or conditions of any contracts or agreements, to which the Business is a party or any undertaking, judgment, order, injunction or decree of any court; or

2.1.2	make the Business liable to transfer or purchase any material assets, (including but not limited to shares held by it in other bodies corporate) under its or the Sellers' articles of association or any agreement or arrangement; or

2.1.3	entitle any person to terminate any material contractual obligation; or

2.1.4	be likely to result in any significant customer of or supplier to the Business ceasing to deal or substantially reducing the existing level of its dealings with the Business and the Warrantor is not aware of any intention on the part of any such customer or supplier to cease so to deal or so to reduce the existing level of such dealings.

3.	PERMITS

3.1	The Company has obtained all material Permits for carrying on the Business lawfully in the places and in the manner in which such business is now carried on by the Company.

3.2	All such Permits referred to in paragraph 3.1 above are valid and subsisting and so far as the Warrantor is aware there is no reason why such Permits should be suspended cancelled or revoked, or validly transferred to the Purchaser without undue delay in connection with the transactions contemplated by this agreement.

4.	LITIGATION

4.1	Litigation

4.1.1	Save with respect to collection of debts in the ordinary course of business, neither the Warrantor nor the Sellers during the two years ending on the date of this agreement have been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which is material to the Business. So far as the Warrantor is aware as at the date hereof, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Warrantor or the Sellers which is material to the Business.

4.1.2	There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Warrantor or the Sellers in relation to the Business and neither the Warrantor nor the Sellers have given any undertaking to any court or to any third party arising out of any legal proceedings.

4.1.3	Neither the Warrantor nor the Sellers have been notified of any injunction or order for specific performance against the Business.

4.2	Investigations

So far as the Warrantor is aware and save as disclosed in the Disclosure Letter, the Business is not and has not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) which is material to the operation of the Business. The Business has not received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as the Warrantor is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

5.	WARRANTOR’S CAPACITY

5.1	Authorisations

The Warrantor and the Sellers have each obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their respective obligations under this agreement and the Transaction Documents.

5.2	Binding Obligation

Each of this agreement and the Transaction Documents has been duly executed and delivered by the Warrantor and the Sellers, and assuming the due execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Warrantor and the Sellers enforceable against the Warrantor and the Sellers in accordance with its terms;

6. CHANGES SINCE THE ACCOUNTS DATE

6.1	General

Since the Accounts Date:

6.1.1	the Sellers have carried on the Business in the ordinary and usual course and so as to maintain the business as a going concern;

6.1.2	there has been no material adverse change in the financial position of the Business carried on by the Sellers and such Business has been carried on in the ordinary and usual course and neither the Warrantor nor the Sellers have disposed of any material assets used in connection with the Business other than in the ordinary and usual course of business; and

6.1.3	so far as the Warrantor is aware, no substantial customer or supplier of the Business has ceased purchasing from or supplying to the Sellers in connection with the Business and so far as the Warrantor is aware there are no facts which are likely to give rise to such an effect.

7.	INSOLVENCY

7.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of the Warrantor or the Sellers or for the appointment of a provisional liquidator or liquidator the Warrantor or the Sellers.

7.2	Administration

No administration or examinership order has been made and no petition for an administration or examinership order has been presented in respect of the Warrantor or the Sellers.

7.3	Receivership

No receiver, receiver and manager or administrative receiver or examiner has been appointed of the whole or part of the Business.

7.4	Compromises with creditors

No voluntary arrangement under Article 14 of the Insolvency (Northern Ireland) Order 1989 has been proposed or approved in respect of the Warrantor or the Sellers.

No compromise or arrangement under Article 418 of the Companies (Northern Ireland) Order 1986 has been proposed, agreed to or sanctioned in respect of any of the Warrantor or the Sellers.

Neither the Warrantor nor the Sellers have entered into any compromise or arrangement with their creditors or any class of their creditors generally.

8.	OFFICERS AND EMPLOYEES

8.1	Remuneration and benefits

The particulars annexed to the Disclosure Letter are true and complete in all material respects and show all remuneration and other contractual benefits:

8.1.1	actually provided; and

8.1.2	which the Sellers are bound to provide (whether now or in the future) to each of the Assumed Employees.

8.2	Terms and condition

There are no terms and conditions in any contract with any of the Assumed Employees pursuant to which such person will be entitled to receive any payment or benefit for which either of the Sellers would be liable as a direct consequence of the transaction contemplated by this agreement.

8.3	Loans

There are no amounts owing or agreed to be loaned or advanced by either of the Sellers to any of the Assumed Employees (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

8.4	Payment up to Completion

All salaries and wages and other contractual benefits of all of the Assumed Employees have, to the extent due, been paid or discharged in full as at or with effect from Completion.

8.5	Industrial Dispute

Save as in the Disclosure Letter since the Accounts Date neither of the Sellers have been engaged or involved in any dispute with any of the Assumed Employees, and no industrial action involving such employees, official or unofficial, exists at the date hereof which could reasonably be expected to have a Material Adverse Effect.

8.6	Liabilities and Payments

Save to the extent (if any) to which provision or allowance has been made in the Accounts:

8.6.1	no liability (which remains outstanding at the date hereof) has been actually incurred by the Sellers for breach of any contract of employment or for services or for severance payments or redundancy payments or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any of the Assured Employees or for sex, religious, disability or race discrimination or for any other liability accruing from the termination or variation of any contract of employment in respect of any of the Assumed Employees; and

8.6.2	no gratuitous payment has been promised by either of the Sellers (which remains unpaid) in connection with the actual or proposed termination of any contract of employment of any of the Assumed Employees.

9.	INSURANCE

9.1	All the Assets of the Business which are of an insurable nature are insured with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on a business similar to the Business.

9.2	All premiums due on policies of insurance relating to the Business have been duly paid and all such policies are to the best of the knowledge of the Warrantor valid and in force. There is no material claim outstanding under any such policies.

10.	BUSINESS CONTRACTS

For the purposes of this paragraph 10, reference to “material contracts” shall mean Contracts in relation to which the revenues generated are material to the Business.

10.1	Nature of the Business Contracts

Neither the Warrantor nor the Sellers are a party to any material contract or agreement or transaction which:

10.1.1	was entered into otherwise than in the ordinary and usual course of the Business;

10.1.2	is of an unusual or abnormal nature; or

10.1.3	is not on an arm’s length basis.

10.2	Performance of Business Contracts

10.2.1	All material contracts in respect of the Business have been disclosed and the terms of all contracts of the Business have been complied with by the Sellers in all material respects and there are no circumstances likely to give rise to a default by the Business under any such material contracts.

10.2.2	The Business has received no written notice of claims of material amounts which are outstanding against the Business from customers or other parties in respect of defects in quality or delays in delivery or completion of Contracts or deficiencies of performance of otherwise relating to liability for services supplied by the Business and so far as the Warrantor is aware no such claims are threatened or pending and so far as the Warrantor is aware there is no matter or fact in existence in relation to services currently supplied by the Business which are likely to give rise to the same.

10.2.3	Neither the Warrantor nor the Sellers have received written notice of any intention to terminate, repudiate or disclaim any material agreement or transaction to which the Company is a party.

11.	LEGISLATION

Neither the Warrantor nor the Sellers have received notice that they are in material breach of any legislation applicable to the Business.

12.	INTELLECTUAL PROPERTY

12.1	General

The Disclosure Letter contains details of all registered Intellectual Property used by the Sellers in the Business. So far as the Warrantor is aware all such Intellectual Property is free from Encumbrances.

12.2	Renewals/Maintenance

All due registration and renewal fees have been paid in relation to the Business Intellectual Property and the Trademarks and, so far as the Warrantor is aware there is no reason why such registrations should be revoked or declared invalid.

12.3	Licences

12.3.1	Details of all written licences which have been granted by the Warrantor or the Sellers relating to the Business Intellectual Property or the Trademarks which are material to the Business are set out in the Disclosure Letter. The Warrantor is not aware of any material breach of such licences.

12.3.2	Details of all licences granted to the Business or relating to the Intellectual Property used in the Business are set out in the Disclosure Letter. The Warrantor is not aware of any material breach nor of any fact or matter which, so far as the Warrantor is aware, would or may create a material breach of such licences.

12.4	Infringement

12.4.1	The use of any Intellectual Property used in the Business so far as the Warrantor are aware does not and is not likely to infringe the Intellectual Property of any other person.

12.4.2	So far as the Warrantor is aware, no third party is infringing or misusing, or threatening to infringe or misuse, the Business Intellectual Property or the Trademarks.

12.5	Confidential agreements

So far as the Warrantor is aware none of the operations of the Business involve the unauthorised use of confidential information disclosed in circumstances which might entitle a third party to make a claim against the operator of the Business.

Signed by	Illegible
For and on behalf of
GALEN LIMITED
In the presence of:
Illegible
Solicitor

Signed by	Illegible
For and on behalf of
GALEN CHEMICALS LIMITED
In the presence of:
Illegible
Solicitor

Signed by	Illegible
For and on behalf of
NELAG LIMITED
In the presence of:
Illegible
Solicitor

Signed by	Illegible
For and on behalf of
GALEN HOLDINGS PLC
In the presence of:
Illegible
Solicitor